Exhibit 99.1

Rural Cellular Corporation
Approved for Listing on the The Nasdaq National Market

For Immediate Release

December 29, 2003 — ALEXANDRIA, Minn. — Rural Cellular Corporation (“the Company”) has been approved for listing on The Nasdaq National Market.

Rural Cellular Corporation today announced that its Class A Common Stock has been approved for listing on The Nasdaq National Market. The Company expects the move from the Over-The-Counter Bulletin Board to The Nasdaq National Market to be effective at the opening of regular trading on Tuesday, December 30, 2003. Rural Cellular Corporation’s Class A Common Stock will continue to trade under the symbol RCCC.

Richard P. Ekstrand, President and Chief Executive Officer, commented: “This step toward bringing greater visibility and trading advantages to our equity holders reflects the confidence we maintain regarding the strength of our business.”

About Rural Cellular Corporation

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states. For additional information on the Company and its operations, please visit its Web site at http://www.rccwireless.com.

Forward-looking statements

Statements about RCC’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the ability to service debt, and other factors discussed from time to time in RCC’s Report on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

Contact:	Chris Boraas, Investor Relations Director — Equity (320) 808-2451 Suzanne Allen, Treasurer — Preferred Securities and Debt (320) 808-2156 World Wide Web address: http://www.rccwireless.com

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